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                                                                  Exhibit 3.2.5


                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
             OPTIONAL AND OTHER SPECIAL RIGHTS OF 13 1/4% CUMULATIVE JUNIOR EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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                  Paxson Communications Corporation (the "Corporation"), a
corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, effective July 30, 1998, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 13 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, with a stated value of $10,000.00 per share, consisting of 72,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                  (a) DESIGNATION. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "13 1/4% Cumulative Junior Exchangeable Preferred Stock". The number of shares constituting such class shall be 72,000 and are referred to as the "Junior Preferred Stock." 20,000 shares of Junior Preferred Stock shall be initially issuable in exchange for shares of the Corporation's outstanding 13 1/4% Cumulative Junior Exchangeable Preferred Stock, with an additional 52,000 shares reserved for issuance in accordance with paragraph
(c)(i) hereof. The liquidation preference of the Junior Preferred Stock shall be $10,000.00 per share.

                  (b) RANK. The Junior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to the 9 3/4% Series A Convertible Preferred Stock, par value $.001 per share (the "Convertible Preferred Stock"), to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution (collectively referred to as "Parity Securities"); PROVIDED that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(ii)(A) hereof shall be deemed to be Junior





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Securities and not Parity Securities; and (iii) junior to the Existing Preferred
Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities"); PROVIDED that any such Senior Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Senior Securities.

                  (c)   DIVIDENDS.

                    (i) Beginning on the Issue Date, the Holders of the outstanding shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Junior Preferred Stock, at a rate per annum equal to 13 1/4% of the liquidation preference per share of the Junior Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing November 15, 1998. Dividends may be paid, at the Corporation's option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Junior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Junior Preferred Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. If any dividend payable on any Dividend Payment Date subsequent to May 15, 2003 is not paid in full in cash, the per annum dividend rate will be increased by 1.00% per annum for such dividend payment period. After the date of which such dividend is paid in cash, the dividend rate will revert to the rate originally borne by the Junior Preferred Stock. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Junior Preferred Stock on the Exchange Date with respect to such shares or on the date of the earlier redemption of such shares unless the Corporation shall have failed to issue the appropriate aggregate principal amount of New Exchange Debentures in respect of such shares of the Junior Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                    (ii) All dividends paid with respect to shares of the Junior Preferred Stock pursuant to paragraph (c)(i) shall be paid PRO RATA to the Holders entitled thereto.

                    (iii) Unpaid dividends accumulating on the Junior Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

                    (iv) Dividends payable on the Junior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                  (d)   LIQUIDATION PREFERENCE.

                    (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Junior Preferred Stock then outstanding shall initially be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in





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cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Convertible Preferred Stock and Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Junior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Junior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

                    (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                  (e)   REDEMPTION.

                    (i) OPTIONAL REDEMPTION. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after May 15, 2003, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Junior Preferred Stock, at the redemption prices (expressed an a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning May 15 of each of the years set forth below:

      2003........................................................   106.625%
      2004........................................................   103.313%
      2005 and thereafter.........................................   100.000%

                  (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to May 15, 2001, the Corporation may, at its option, use the Net Proceeds of either or both of one or more Public Equity Offerings or Major Asset Sales to redeem for cash up to an aggregate of 35% of the shares of Junior Preferred Stock (whether initially issued or issued as a dividend payment) at a redemption price equal to 113.25% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) (the "Net Proceeds Redemption Price"); PROVIDED, HOWEVER, that after any such redemption, there is at least (i) $75,000,000 aggregate liquidation preference of the Junior Preferred Stock or (ii) $130,000,000 of combined aggregate liquidation preference of the Junior Preferred Stock and aggregate principal amount of the New Exchange Debentures remaining outstanding. Any such redemption pursuant to this paragraph (e)(i)(B) will be required to occur on or prior to 90 days after the receipt by the Corporation of the proceeds of each Public Equity Offering or Major Asset Sale.

                  (C) In the event of a redemption pursuant to paragraph
         (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Junior Preferred Stock, the Corporation shall effect such





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         redemption on a PRO RATA basis according to the number of shares held by each Holder of the Junior Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, PROVIDED that no optional redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Junior Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

                    (ii) MANDATORY REDEMPTION. On November 15, 2006, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Junior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                    (iii) PROCEDURES FOR REDEMPTION. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Junior Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Junior Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

                           (1) whether the redemption is pursuant to paragraph
                  (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

                           (2) the Optional Redemption Price, the Mandatory
                  Redemption Price or the Net Proceeds Redemption Price, as the case may be;

                           (3) whether all or less than all the outstanding
                  shares of the Junior Preferred Stock are to be redeemed and the total number of shares of the Junior Preferred Stock being redeemed;

                           (4) the date fixed for redemption;

                           (5) that the Holder is to surrender to the
                  Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

                           (6) that dividends on the shares of the Junior
                  Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be.

                  (B) Each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in




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         the Redemption Notice, and on the Redemption Date the full Optional
         Redemption Price, Mandatory Redemption Price or Net Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be, without interest; PROVIDED, HOWEVER, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price or the Net Proceeds Redemption Price, as the case may be, without interest.

                  (f) VOTING RIGHTS.

                    (i) The Holders of Junior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                    (ii) (A) So long as any shares of the Junior Preferred Stock are outstanding, the Corporation may not issue any additional shares of Junior Preferred Stock, any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities or Senior Securities) without the approval of the holders of at least a majority of the shares of Junior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; PROVIDED, HOWEVER, that the Corporation may: (I) issue additional shares of Junior Preferred Stock to pay dividends on the Junior Preferred Stock in accordance with its terms on the Issue Date, (II) issue additional shares of (x) Public Preferred Stock or Senior Securities, which Senior Securities are PARI PASSU with the Public Preferred Stock, or (y) Junior Preferred Stock or Parity Securities, and which Senior Securities or Parity Securities require cash dividends at a time and in an amount not in excess of one percentage point greater than the dividend rate borne by the Private Preferred Stock (as existing on the Issue Date) and which does not prevent either the payment or cash dividends on the Junior Preferred Stock or the exchange of the Junior Preferred Stock for the New Exchange Debentures, in an amount sufficient to acquire the Private Preferred Stock in accordance with its terms on the Issue Date (including any premium required to be paid), plus the amount of reasonable expenses incurred by the Corporation in acquiring such Private Preferred Stock and issuing such additional Junior Preferred Stock, Public Preferred Stock, Parity Securities or Senior Securities (as the case may be); with such shares being issued no sooner than the date the Corporation repurchases, redeems or otherwise retires the Private Preferred Stock and (III) issue additional shares of Public Preferred Stock as dividends on the Public Preferred Stock in accordance with the certificate of designation of the Public Preferred Stock, as in existence on the Issue Date.





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                  (B) So long as any shares of the Junior Preferred Stock are outstanding, the Corporation shall not amend this Resolution so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of holders of shares of Junior Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Junior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (C) While any of the Junior Preferred Stock is outstanding, the Corporation shall not amend or modify the Indenture for the New Exchange Debentures (the "New Exchange Indenture") in the form as executed on the Issue Date (except as expressly provided therein in respect of amendments without the consent of Holders of New Exchange Debentures) as permitted by Section 8.02 of the New Exchange Indenture to be amended or modified by (I) a majority vote (x) without the affirmative vote or consent of Holders of at least a majority of the shares of Junior Preferred Stock then outstanding or, (y) if any New Exchange Debentures are then outstanding, without the affirmative vote or consent of, in the aggregate, Holders of at least a majority in liquidation preference of the Junior Preferred Stock and holders of at least a majority in principal amount of the New Exchange Debentures or
         (II) unanimous consent without the consent of each Holder of Junior Preferred Stock and each holder of New Exchange Debentures in the case of each of clauses (I)(x) and (y) and (II), voting or consenting, as the case may be, as one class, and given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (in the case of Holders of Junior Preferred Stock and, in accordance with the terms of the New Exchange Indenture, in the case of holders of New Exchange Debentures).

                  (D) Except as set forth in paragraphs (f)(ii)(A) above, (x) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Junior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Junior Preferred Stock.

                    (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Junior Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as entirely or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or
(II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Junior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Junior Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (I) of the foregoing clause (A) or such Person (in the case of clause
(II) of the foregoing clause (A)




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shall be able to incur at least $1.00 of additional Indebtedness (other than
Permitted Indebtedness) under paragraph (1)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Junior Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                    (iv) (A) If (I) the Corporation fails to redeem all of the then outstanding shares of Junior Preferred Stock on or before November 15, 2006 or otherwise fails to discharge any redemption obligation with respect to the Junior Preferred Stock; (II) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Junior Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer;
(III) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (1)(i), (1)(ii), (1)(iii) or (1)(iv) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Junior Preferred Stock then outstanding, (IV) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded or (V) any event occurs or condition exists which results in an increase in the dividend rate borne by the Private Preferred Stock in accordance with the terms thereof, then in the case of any of clauses (I) - (V), the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the then outstanding shares of Junior Preferred Stock, voting separately and as one class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (I),
(II), (III), (IV), and (V) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Junior Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Junior Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Junior Preferred Stock for any Voting Rights Triggering Event.

                  (B) The right of the Holders of Junior Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured (including, but not limited to, in the case of clause (IV) of subparagraph
         (f)(iv)(A) above through the issuance of Refinancing Indebtedness or the waiver of any




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         breach or default by the holder of such Indebtedness) or waived by the holders of at least a majority of the shares of Junior Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Junior Preferred Stock so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders of the Junior Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Junior Preferred Stock), if applicable, shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Junior Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Junior Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Junior Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Junior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Junior Preferred Stock may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Junior Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Junior Preferred Stock shall have the right, voting together as a separate class, to elect directors an aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Junior Preferred Stock shall be required to constitute a quorum of such Junior Preferred Stock.

                  (D) Any vacancy occurring in the office of a director elected by the Holders of Junior Preferred Stock may be filled by the remaining directors elected by the Holders of Junior Preferred Stock unless and until such vacancy shall be filled by the Holders of Junior Preferred Stock.

                    (v) In any case in which the Holders of Junior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Junior Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Junior Preferred Stock held.

                  (g)   EXCHANGE.

                    (i) REQUIREMENTS. (A) Subject to subparagraph (B) below, the outstanding shares of Junior Preferred Stock are exchangeable, in whole or in part, on a PRO RATA basis, at the option of the Corporation, at any time on any Dividend Payment Date for the New Exchange Debentures to be substantially in the form of Exhibit A to the form of New Exchange Indenture, a copy of which is on file with the secretary of the Corporation; PROVIDED, HOWEVER, that immediately after giving effect to any partial exchange, there shall be shares of Junior Preferred Stock outstanding with an aggregate liquidation preference of not less than $75,000,000 and not less than $75,000,000 aggregate principal amount of New Exchange Debentures are then outstanding; and PROVIDED, FURTHER, that any such exchange may only be made if on or prior to the date of such exchange (A) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Junior

Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (B) there shall be funds legally available sufficient therefor; (C) such exchange would be permitted under the terms of the Existing Preferred Stock, to the extent then outstanding, and immediately after giving effect to such exchange, no Default or Event of Default (as defined in the New Exchange Indenture) would exist under the New Exchange Indenture and no default or event of default would exist under the Credit Facility or the Existing Debt Indentures and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; (D) that New Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required at the time of such exchange; and (E) the Corporation shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The exchange rate shall be $1.00 principal amount of New Exchange Debentures for each $1.00 of liquidation preference of Junior Preferred Stock, including, to the extent necessary, New Exchange Debentures in principal amounts less than $1,000, PROVIDED that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any New Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an New Exchange Debenture in a denomination of less than $1,000.

                  (B) At the time of the Exchange, the Corporation shall deliver Debentures which may be resold by the holder thereof to the public without delivering a prospectus under the Securities Act.

                    (ii) PROCEDURE FOR EXCHANGE. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Junior Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Junior Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Exchange Notice shall state:

                           (1) the date fixed for exchange;

                           (2) that the Holder is to surrender to the
                  Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Junior Preferred Stock to be exchanged;

                           (3) that dividends on the shares of Junior Preferred
                  Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Junior Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of New Exchange Debentures; and

                           (4) that interest on the New Exchange Debentures
                  shall accrue from the Exchange Date whether or not certificates for shares of Junior Preferred Stock are surrendered for exchange on such Exchange Date.

                  (B) On or before the Exchange Date, each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the New Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Junior Preferred Stock so exchanged, duly endorsed (or other-wise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into New Exchange Debentures. In the event that any certificate surrendered pursuant to this paragraph (g) represents shares in excess of those being surrendered pursuant to the Exchange Notice, the Corporation shall issue a new certificate representing the unexchanged portion of shares of Junior Preferred Stock. The Corporation shall pay interest on the New Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                  (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (I) the New Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (II) all New Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the New Exchange Indenture with irrevocable instructions to authenticate the New Exchange Debentures necessary for such exchange, then the rights of the Holders of Junior Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive New Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any New Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the New Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such New Exchange Debentures as of the Exchange Date.

                    (iii) NO EXCHANGE IN CERTAIN CASES. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Junior Preferred Stock for New Exchange Debentures if such exchange, or any term or provision of the New Exchange Indenture or the New Exchange Debentures, or the performance of the Corporation's obligations under the New Exchange Indenture or the New Exchange Debentures, shall materially violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                  (h)   CHANGE OF CONTROL.

                    (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Junior Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Junior Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Change of Control Payment Date) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price").

                    (ii) Within 30 days following the Change of Control Date, the Corporation shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first class mail, postage prepaid, a notice to each Holder of Junior Preferred Stock at such Holder's address as it appears in the register maintained by the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Junior Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                  (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Junior Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                  (B) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor later than 60 Business Days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                  (C) that any shares of Junior Preferred Stock not tendered will continue to accumulate dividends;

                  (D) that, unless the Corporation defaults in making payment of the Change of Control Purchase Price, any share of Junior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                  (E) that Holders accepting the offer to have any shares of Junior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day preceding to the Change of Control Payment Date;

                  (F) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Junior Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Junior Preferred Stock purchased;

                  (G) that Holders whose shares of Junior Preferred Stock are purchased only in part will be issued a new certificate representing the number of shares of Junior Preferred Stock equal to the unpurchased portion of the certificate surrendered; and

                  (H) the circumstances and relevant facts regarding such Change of Control.

                    (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Junior Preferred Stock in connection with a Change of Control Offer.

                    (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Junior Preferred Stock tendered pursuant to the Change of Control Offer, (B) promptly mail to each Holder of shares so accepted payment in an amount in cash equal to the Change of Control Purchase Price for such Junior Preferred Stock, (C) execute and issue a new Junior Preferred Stock certificate equal to any unpurchased shares of Junior Preferred Stock represented by certificates surrendered and (D) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Junior Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Junior Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                    (v) If the purchase of the Junior Preferred Stock would violate or constitute a default or be prohibited under the Credit Facility, any then outstanding Senior Debt, the Existing Debt Indentures or the Existing Preferred Stock, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall, to the extent needed to permit such purchase of the Junior Preferred Stock, either (A) repay in full all Indebtedness under the Credit Facility, such Senior Debt, the Existing Notes and the Existing Exchange Debentures and, in the case of the Credit Facility or such other Senior Debt, terminate all commitments outstanding thereunder and effect the termination of any such prohibition under the Existing Preferred Stock or (B) obtain the requisite consents, if any, under the Credit Facility, the instruments governing such Senior Debt, the Existing Debt Indentures and the certificate of designation governing the Existing Preferred Stock required to permit the repurchase of the Junior Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; PROVIDED that the Corporation's failure to comply with the provision of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

                  (i) CONVERSION OR EXCHANGE. The Holders of shares of Junior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                  (j) REISSUANCE OF JUNIOR PREFERRED STOCK. Shares of Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED that any issuance of such shares as Junior Preferred Stock must be in compliance with the terms hereof.

                  (k) BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (l)   CERTAIN ADDITIONAL PROVISIONS.

                    (i) LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Corporation shall not, and shall not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation and its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness (i) no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof and (ii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Corporation's total Indebtedness to the Corporation's Adjusted EBITDA (determined on a pro forma basis for the last four full fiscal quarters of the Corporation for which financial statements are available at the date of determination) is less than 7.0 to 1; PROVIDED, HOWEVER, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the four quarter period) to both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Corporation and the inclusion in the Corporation's Adjusted EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets; and PROVIDED, FURTHER, that in the event that the Consolidated EBITDA of the acquired Person, business, property or assets reflects an operating loss, no amounts shall be deducted from the Corporation's Adjusted EBITDA in making the determinations described above.

                    (ii) LIMITATION ON RESTRICTED PAYMENTS. (A) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

                  (I) any Voting Rights Triggering Event shall have occurred and be continuing; or

                  (II) the Corporation could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (1)(i) above; or

                  (III) the aggregate amount of Restricted Payments declared or made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of
         (x) 100% of the Corporation's Cumulative EBITDA minus 1.4 times the Corporation's Cumulative Consolidated Interest Expense, plus (y) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock of the Corporation or Capital Stock of the Corporation issued to any Restricted Subsidiary of the Corporation) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which have been so converted or exercised or exchanged, an the case may be, plus (c) $10,000,000.

                  (B) Notwithstanding the foregoing, these provisions will not prohibit: (I) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; or (II) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock, (y) through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the Net Proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of, Disqualified Capital Stock that has a redemption date no earlier than, is issued by the Corporation or the same Person as and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired and which Disqualified Capital Stock does not prohibit cash dividends on the Junior Preferred Stock or the exchange thereof for New Exchange Debentures.

                    (iii) LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (A) The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Corporation's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (I) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries; or (II) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate

Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (I) above the Corporation must obtain a Board Resolution certifying that such Affiliate Transaction complies with clause (II) above. In transactions with a value in excess of $5,000,000 which are not permitted under clause (I) above, unless such transaction is with a Subsidiary in which no Affiliate has a minority interest therein, the Corporation must obtain a valuation of the assets subject to such transaction by an Independent Appraiser or a written opinion as to the fairness of such a transaction from an independent investment banking firm or an Independent Appraiser.

                  (B) The foregoing provisions shall not apply to (I) any Restricted Payment that is not prohibited by the provisions described in paragraph (1) (ii) above, (II) any transaction approved by the Board of Directors with an officer or director of the Corporation or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary that are customary for public companies in the broadcasting industry, or (III) modifications of the Existing Preferred Stock.

                    (iv) LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Corporation shall not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Corporation or to a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted Subsidiary would be entitled to incur or assume Indebtedness in compliance with paragraph (1)(i) above in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

                    (v) REPORTS. The Corporation shall provide to the holders of Junior Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will provide to the Holders copies of all annual and quarterly reports and other information which the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

                  (m) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

                  "ADJUSTED EBITDA" means, for any Person, prior to the date specified by the Corporation in a written notice delivered to the Trustee of the Corporation's election of its one time right to change the calculation of Adjusted EBITDA (the "Calculation Change Notice"), the sum of (a) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available, minus inTV EBITDA for the most recent four fiscal quarter period and (b) inTV EBITDA for the most recent quarterly period, multiplied by four and, subsequent to the effective date specified by the Corporation in its Calculation Change Notice, the Consolidated EBITDA of such Person and its Restricted Subsidiaries for the four most recent fiscal quarters for which internal financial statements are available.

                  "AFFILIATE" means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to the Corporation, Affiliate will also include any Permitted Holders or Persons controlled by the Permitted Holders.

                  "AFFILIATE TRANSACTION" shall have the meaning ascribed to it in paragraph (1)(iii) hereof.

                  "ASSET SALE" means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Corporation other than in a transaction where the Corporation or a Restricted Subsidiary receives therefor one or more media properties with a fair market value equal to the fair market value of the Capital Stock issued, transferred or disposed of by the Corporation or the Restricted Subsidiary (with such fair market values being determined by the Board of Directors), (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary thereof, (c) real property or (d) all or substantially all of the assets of any media property, or part thereof, owned by the Corporation or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary thereof; PROVIDED that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary, or the sale of all or substantially all of the assets of the Corporation or a Restricted Subsidiary in a transaction complying with f(iii), in which case only the assets not so sold shall be deemed an Asset Sale.

                  "BOARD OF DIRECTORS" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "BOARD RESOLUTION" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Corporation and to be in full force and effect, and delivered to the Holders.

                  "BUSINESS DAY" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                  "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                  "CERTIFICATE OF INCORPORATION" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  A "CHANGE OF CONTROL" of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of 50% or more of the total voting power of the Corporation's Common Stock,
(ii) any Person (including a Person's Affiliates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Corporation's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation, (iii) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the Common Stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Corporation or (v) any "change in control" occurs (as defined at such time) with respect to the Existing Preferred Stock or any issue of Disqualified Capital Stock.

                  "CHANGE OF CONTROL DATE" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "CHANGE OF CONTROL OFFER" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "CHANGE OF CONTROL PAYMENT DATE" shall have the meaning ascribed to it in paragraph (h)(ii) hereof.

                  "CHANGE OF CONTROL PURCHASE PRICE" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

                  "CONSOLIDATED EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on the Existing Preferred Stock and the Junior Preferred Stock and the Convertible Preferred Stock and any Redeemable Dividends in each case only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only; PROVIDED, HOWEVER, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary unusual and non-recurring gains.

                  "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, Redeemable Dividends, whether paid or accrued, on Subsidiary Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, all time brokerage fees relating to financing of radio or television stations which the Corporation has an agreement or option to acquire, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation).

                  "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (a) the net income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the New Exchange Debentures, the Existing Exchange Debentures or the Existing Notes) shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Restricted Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

                  "CONVERTIBLE PREFERRED STOCK" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "CORPORATION" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "CREDIT FACILITY" means the Credit Agreement dated as of December 19, 1995, and amended and restated as of April 30, 1998, among the Corporation, the financial institutions party thereto in their capacities as lenders thereunder and Union Bank, as agent, as the same may be amended from time to time, and any one or more agreements evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale thereof.

                  "CUMULATIVE CONSOLIDATED EBITDA" means, with respect to any Person, as of any date of determination, Consolidated EBITDA from June 10, 1998 to the end of the Corporation's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

                  "CUMULATIVE CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense plus any cash dividends paid on Senior Securities or Parity Securities not already reflected in Consolidated Interest Expense that do not require the approval of the holders of a majority of the shares of Junior Preferred Stock outstanding to be issued, in each case from June 10, 1998 to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

                  "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Junior Preferred Stock. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary, (ii) any Preferred Stock of the Corporation, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the redemption date of the Junior Preferred Stock; and (iii) as long as the Junior Preferred Stock remains outstanding, Senior Securities and Parity Securities; PROVIDED, HOWEVER, that (i) Preferred Stock of the Corporation or any Restricted Subsidiary that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Corporation or Restricted Subsidiary, which provisions have substantially the same effect as the provisions described under paragraph (h), shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions;
(ii) the Junior Preferred Stock, the Existing Preferred Stock and the Convertible Preferred Stock, as in effect on the Issue Date, shall not be considered Disqualified Capital Stock; (iii) Disqualified Capital Stock paid as dividends on Preferred Stock existing on the date hereof or subsequently issued, in each case in accordance with the terms of such Preferred Stock at the time it was issued, shall not be considered Disqualified Capital Stock; and (iv) issuances of Junior Preferred Stock, Senior Securities and Parity Securities that the Corporation is permitted to issue, as described under paragraph (b), without the approval of the holders of at least a majority of the shares of Junior Preferred Stock then outstanding.

                  "DIVIDEND PAYMENT DATE" means May 15 and November 15 of each year commencing November 15, 1998.

                  "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Semi-annual Dividend Period.

                  "DIVIDEND RECORD DATE" means May 1 and November 1 of each year.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "EXCHANGE DATE" means the date of original issuance of the New Exchange Debentures.

                  "EXCHANGE NOTICE" shall have the meaning ascribed to it in paragraph (g)(ii) hereof.

                  "EXISTING DEBT INDENTURES" means the Existing Indenture and the Existing Exchange Indenture.

                  "EXISTING EXCHANGE DEBENTURES" means the 12 1/2% Exchange Debentures due 2006 (if issued) issued under the Existing Exchange Indenture.

                  "EXISTING EXCHANGE INDENTURE" means the indenture dated October 4, 1996 between the Corporation, the guarantors thereto and The Bank of New York, as trustee, which governs the Existing Exchange Debentures.

                  "EXISTING INDENTURE" means the indenture dated as of September 28, 1995 among the Corporation and The Bank of New York, as trustee which governs the Existing Notes.

                  "EXISTING NOTES" means the 11 5/8% Senior Subordinated Notes due 2002 issued under the Existing Indenture.

                  "EXISTING PREFERRED STOCK" means the Private Preferred Stock and the Public Preferred Stock, collectively.

                  "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

                  "HOLDER" means a holder of shares of Junior Preferred Stock as reflected in the stock books of the Corporation.

                  "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); PROVIDED that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

                  "INDEBTEDNESS" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming broadcast obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included, (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed (PROVIDED, HOWEVER, that if such obligation or obligations shall not have been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary thereof and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or contingent obligations arising out of customary indemnification agreements with respect to the sale of assets or securities shall not be deemed to be "Indebtedness" of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

                  "INDEPENDENT APPRAISER" means an appraiser of national reputation in the United States (i) which does not, and whose directors, executive officers and Affiliates do not, have a direct or indirect financial interest in excess of 5% of fully diluted outstanding voting securities of the Corporation at the time of determination and (ii) which, in the judgment of the Corporation, is independent from the Corporation as evidenced by an Officer's Certificate.

                  "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on November 15, 1998.

                  "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

                  "INTV" means the Corporation's network of owned, operated or affiliated television stations dedicated to Infomercial programming.

                  "inTV EBITDA" means Consolidated EBITDA for the Infomall TV Network determined on a basis consistent with the Corporation's internal financial statements, generated by stations declared by the Board of Directors as inTV properties.

                  "INVESTMENT" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and repurchases or redemptions of the Existing Notes, the New Exchange Debentures, the Existing Exchange Debentures, the Existing Preferred Stock, the Junior Preferred Stock or the Convertible Preferred Stock by the Corporation.

                  "ISSUE DATE" means the date of original issuance of the Junior Preferred Stock.

                  "JUNIOR PREFERRED STOCK" shall have the meaning ascribed to it in paragraph (a) hereof.

                  "JUNIOR SECURITIES" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                  "MAJOR ASSET SALE" means an Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

                  "MANDATORY REDEMPTION PRICE" shall have the meaning ascribed to it in paragraph (e)(ii) hereof.

                  "NET PROCEEDS" means (a) in the case of any sale of Capital Stock by the Corporation, an Asset Sale or a Major Asset Sale, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, E.G., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).

                  "NET PROCEEDS REDEMPTION PRICE" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

                  "NEW EXCHANGE DEBENTURES" shall mean the 13 1/4% Exchange Debentures due 2006 (if issued) issued under the New Exchange Indenture.

                  "NEW EXCHANGE INDENTURE" shall have the meaning ascribed to it in paragraph (f)(ii)(C) hereof.

                  "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

                  "OFFICERS' CERTIFICATE" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

                  "OPINION OF COUNSEL" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

                  "OPTIONAL REDEMPTION PRICE" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

                  "PARITY SECURITIES" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "PERMITTED HOLDERS" means collectively Lowell W. Paxson, his spouse, children or other lineal descendants (whether adoptive or biological) and any revocable or irrevocable INTER VIVOS or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.

                  "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

                     (i) Indebtedness under the New Exchange Debentures and the guarantees related thereto, including any New Exchange Debentures issued in accordance with the New Exchange Indenture as payment of interest on the New Exchange Debentures;

                    (ii) Indebtedness under the Existing Exchange Debentures, and the guarantees related thereto, including any Existing Exchange Debentures issued in accordance with the Existing Exchange Indenture as payment of interest on the Existing Exchange Debentures;

                   (iii) Indebtedness incurred pursuant to any Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

                    (iv) all other Indebtedness of the Corporation and its Restricted Subsidiaries outstanding on the Issue Date, including, without limitation, the Existing Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

                     (v) Obligations under Interest Rate Agreements of the Corporation covering Indebtedness of the Corporation or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that such Interest Rate Agreements are entered into to protect the Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with paragraph (1)(i) hereof to the extent the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement relates;

                     (vi) Indebtedness of a Restricted Subsidiary of the Corporation to the Corporation or to a Restricted Subsidiary of the Corporation for so long as such Indebtedness is held by the Corporation or a Restricted Subsidiary of the Corporation, in each case subject to no Lien held by a Person other than the Corporation or a Restricted Subsidiary of the Corporation; PROVIDED that if as of any date any Person other than the Corporation or a Restricted Subsidiary of the Corporation owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                     (vii) Indebtedness of the Corporation to a Restricted
                           Subsidiary of the Corporation for so long as such Indebtedness is held by a Restricted Subsidiary of the Corporation, in each case subject to no Lien; PROVIDED that (a) any Indebtedness of the Corporation to any Restricted Subsidiary of the Corporation is unsecured and subordinated, pursuant to a written agreement, to the Corporation's Obligations under the New Exchange Indenture and the New Exchange Debentures and (b) if as of any date any Person other than a Restricted Subsidiary of the Corporation owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Corporation;

                  (viii) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Corporation's consolidated total assets at any one time;

                    (ix)   Refinancing Indebtedness; and

                     (x) additional Indebtedness of the Corporation in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

                  "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the Issue Date consisting of:

                     (i) Investments by the Corporation, or by a Restricted Subsidiary thereof, in the Corporation or a Restricted Subsidiary;

                     (ii)  Cash Equivalents;

                     (iii) Investments by the Corporation, or by a Restricted
                           Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of a Person) if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Corporation, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Corporation or a Restricted Subsidiary;

                     (iv) reasonable and customary loans made to employees not to exceed $5,000,000 in the aggregate at any one time outstanding;

                     (v) an Investment that is made by the Corporation or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Corporation or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale;

                     (vi) time brokerage and other similar agreements under which separately owned and licensed broadcast properties enter into cooperative arrangements and which may include an option to acquire the broadcast property at a future date;

                     (vii) accounts receivable of the Corporation and its
                           Restricted Subsidiaries generated in the ordinary course of business;

                    (viii) loans and guarantees of loans by third-party lenders to third parties in connection with the acquisition of media properties, secured by substantially all of such Person's assets (to the extent permitted by the rules of the Federal Communications Commission), which are made in conjunction with the execution of a time brokerage agreement;

                    (ix) options on media properties having an exercise price of an amount not in excess of $100,000 plus the forgiveness of any loan referred to in clause (viii) above entered into in connection with the execution of time brokerage agreements; and

                     (x) additional Investments of the Corporation and its Restricted Subsidiaries from time to time of an amount not to exceed $75,000,000.

                  "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

                  "PRIVATE PREFERRED STOCK" means the Junior Cumulative Compounding Redeemable Preferred Stock, $.001 par value, 12% dividend rate per annum, of which 33,000 shares are outstanding with a liquidation preference of $1,000 per share.

                  "PUBLIC EQUITY OFFERING" means a public offering by the Corporation of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

                  "PUBLIC PREFERRED STOCK" means the Cumulative Exchangeable Preferred Stock, $.001 par value, 12 1/2% dividend rate per annum, of which 170,782 shares are currently outstanding with a liquidation preference of $1,000 per share.

                  "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

                  "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

                  "REDEMPTION NOTICE" shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

                  "REDEMPTION DATE", with respect to any shares of Junior Preferred Stock, means the date on which such shares of Junior Preferred Stock are redeemed by the Corporation.

                  "REDEEMABLE DIVIDEND" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

                  "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

                  "REFINANCING INDEBTEDNESS" means any Refinancing by the Corporation or any Restricted Subsidiary of the Corporation of Indebtedness incurred in accordance with paragraph (l)(i) above, in each case that does not
(i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such

Indebtedness being Refinanced is Indebtedness of the Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of the Corporation and (y) if such Indebtedness being Refinanced is subordinate or junior to the New Exchange Debentures, then such Refinancing Indebtedness shall be subordinate to the New Exchange Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.

                  "RESTRICTED PAYMENT" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Parity Securities or Junior Securities, (ii) any purchase, redemption, retirement or other acquisition for value of any Parity Securities or Junior Securities, or any warrants, rights or options to acquire shares of Parity Securities or Junior Securities, other than through the exchange of such Parity Securities or Junior Securities or any warrants, rights or options to acquire shares of any class of such Parity Securities or Junior Securities for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any Investment (other than a Permitted Investment), (iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors, excluding any such Subsidiary with a fair market value equal to or less than $500, or (v) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary.

                  "RESTRICTED SUBSIDIARY" means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Corporation could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (l)(i) above.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SEMI-ANNUAL DIVIDEND PERIOD" shall mean the semi-annual period commencing on each May 15 and November 15 and ending on the next succeeding Dividend Payment Date, respectively.

                  "SENIOR DEBT" means, the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowed claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to their terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Corporation owed under the Credit Facility, (b) all obligations of the Corporation with respect to any Interest Rate Agreement, (c) all obligations of the Corporation to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Corporation which does not provide that it is to rank PARI PASSU with or subordinate to the New Exchange Debentures and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Corporation to any of its Subsidiaries, (ii) Indebtedness represented by the New Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) Indebtedness incurred in violation of paragraph (1)(i) hereof.





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

                  "SENIOR SECURITIES" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "SHELF REGISTRATION STATEMENT" means a registration statement filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to Rule 415 promulgated under the Securities Act covering all of the Junior Preferred Stock or the Private Exchange Preferred Stock.

                  "SUBSIDIARY", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

                  "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; PROVIDED that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is not in violation of the covenant set forth under paragraph (l)(ii) above. The transfer agent for the Junior Preferred Stock shall be given prompt notice by the Corporation of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

                  "VOTING RIGHTS TRIGGERING EVENt" shall have the meaning ascribed to it in paragraph (f)(iv) hereof.

                  "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "WHOLLY-OWNED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation.




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                  IN WITNESS WHEREOF, said Paxson Communications Corporation has caused this Certificate to be signed by Arthur D. Tek, its Vice President and Chief Financial Officer, this 30th day of July, 1998.


                                  PAXSON COMMUNICATIONS CORPORATION



                                  By: /s/ Arthur D. Tek
                                      ------------------------------------------
                                      Name:   Arthur D. Tek
                                      Title:  Vice President and Chief Financial
                                              Officer





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